Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PEREGRINE PHARMACEUTICALS, INC.,

A DELAWARE CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is Peregrine Pharmaceuticals, Inc. (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation, as amended (the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Certificate in its entirety and restating the same as follows:

“NAME: The name of the Corporation is Avid Bioservices, Inc.”

3.	This Certificate of Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of the stockholders shall be required to adopt an amendment to the certificate of incorporation that only effects changes of a corporation’s name.

4.	This Certificate of Amendment to the Certificate shall be effective at 4:02 p.m. Eastern Time on January 5, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 3rd day of January, 2018.

PEREGRINE PHARMACEUTICALS, INC.,

a Delaware corporation

By: /s/ Roger J. Lias, Ph.D.

Roger J. Lias, Ph.D., President & CEO